Exhibit 4.1
THIRD SUPPLEMENTAL INDENTURE
          This Third Supplemental Indenture (the “Third Supplemental Indenture”) is made and entered into this 16th day of October, 2009 by and among Terra Capital, Inc., a Delaware corporation (the “Company”), Terra Industries Inc., a Maryland corporation, as parent guarantor (the “Parent”), each of the subsidiaries of the Company listed in Appendix I attached hereto (each, together with the Parent, the “Guarantors”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
          WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture (as such may be amended from time to time, the “Indenture”), dated as of February 2, 2007, as supplemented by the First Supplemental Indenture dated as of January 9, 2008, and the Second Supplemental Indenture dated as of April 27, 2009, relating to the Company’s 7% Senior Notes due 2017 (the “Notes”);
          WHEREAS, pursuant to its offer to purchase and consent solicitation statement dated September 24, 2009 (the “Offer to Purchase”), the Company commenced a tender offer for any and all of the outstanding Notes (the “Tender Offer”) and solicited the consents of the holders of the Notes to the Proposed Amendments (the “Consent Solicitation”);
          WHEREAS, the approval of the holders of a majority of the aggregate principal amount of the Notes outstanding (not including any Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Parent) is sufficient to amend the terms of the Indenture as set forth herein;
          WHEREAS, having received the approval of the holders of at least a majority of the aggregate principal amount of the Notes outstanding (not including any Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Parent) pursuant to Section 9.2 of the Indenture, the Company and the Trustee desire to amend the Indenture, as provided hereinafter; and
          WHEREAS, all things necessary to make this Third Supplemental Indenture the legal, valid and binding obligation of the Company, the Parent and the Guarantors, upon its execution, have been done;
          NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Deletion of Certain Provisions. Each of the following sections of the Indenture is hereby deleted in its entirety and replaced with “Intentionally Omitted” and all references in the Indenture to such sections shall also be deleted in their entirety:

•	Sections 4.4 (Payment of Taxes and Other Claims),

•	Section 4.5 (Additional Guarantees),

•	Section 4.6 (SEC Reports),

•	Section 4.7 (Compliance Certificate),

•	Section 4.8 (Change of Control),

•	Section 4.9 (Limitation on Incurrence of Indebtedness),

•	Section 4.10 (Limitation on Restricted Payments),

•	Section 4.11 (Limitation on Liens),

•	Section 4.12 (Limitation on Transactions with Affiliates),

•	Section 4.13 (Limitation on Asset Sales),

•	Section 4.14 (Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries),

•	Section 4.15 (Limitation on Sale and Leaseback Transactions),

•	Section 4.17 (Conduct of Business),

•	Section 4.18 (Maintenance of Properties; Insurance; Compliance with Law),

•	Section 4.19 (Covenant Suspension),

•	Subsections (d)(1) and (d)(2) of Section 5.1 (Merger, Consolidation and Sale of Assets),

•	Subsections (iii), (iv), (v), (vi) and (ix) of Section 6.1 (Events of Default), and

•	Section 10.7 (Execution of Supplemental Indenture for Future Guarantors).
          3. Amendment of Section 6.1(vii). Section 6.1(vii) of the Indenture is hereby deleted in its entirety and replaced with the following:
     (vii) a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of Issuer or Parent in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging Issuer or Parent a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Issuer or Parent under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Issuer or Parent or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period 60 consecutive days;
          4. Amendment of Section 6.1(viii). Section 6.1(viii) of the Indenture is hereby deleted in its entirety and replaced with the following:
     (viii) Terra Capital or Parent:
     (A) commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or
     (B) consents to the entry of a decree or order for relief in respect of Issuer or Parent in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Issuer or Parent; or
     (C) files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or
     (D) consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Issuer or Parent or of any substantial part of its property; or
     (E) makes an assignment for the benefit of creditors; or
     (F) admits in writing its inability to pay its debts generally as they become due; or
     (G) takes corporate action in furtherance of any such action; or
          5. Amendment of Section 6.2. Section 6.2 of the Indenture is hereby deleted in its entirety and replaced with the following:
     SECTION 6.2. Acceleration. If an Event of Default occurs and is continuing (other than an Event of Default described in clause (vii) or (viii) of Section 6.1 with respect to Terra Capital, Issuer or Parent), the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (vii) or (viii) of Section 6.1 occurs with respect to Issuer or Parent, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. The Holders of a majority in aggregate principal amount of the outstanding Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
          6. Deletion of Certain Definitions. All definitions set forth in Section 1.1 of the Indenture that relate to defined terms used solely in sections deleted by this Third Supplemental Indenture are hereby deleted in their entirety.

          7. Amendment of the Notes. Any corresponding provisions reflected in the Notes shall also be deemed amended in conformity herewith.
          8. Effectiveness of Amendments. This Third Supplemental Indenture shall be effective upon execution hereof by the Company, the Parent, the Guarantors and the Trustee; provided, however, that the amendments to the Indenture set forth in Sections 2 through 7 of this Third Supplemental Indenture shall not become operative until the Acceptance Date (as defined in the Offer to Purchase). If the Tender Offer is terminated, withdrawn or otherwise not consummated prior to acceptance of the Notes, this Third Supplemental Indenture shall automatically become null and void ab initio.
          9. Interpretation; Severability. After such time as the amendments set forth in this Third Supplemental Indenture have become operative pursuant to Section 8 hereto, the Indenture shall be modified and amended in accordance with this Third Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Third Supplemental Indenture will control. The Indenture, as modified and amended by this Third Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Third Supplemental Indenture, the provisions of the Indenture, as modified by this Third Supplemental Indenture, shall control. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          10. Conflicts with Trust Indenture Act. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Third Supplemental Indenture or the Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Third Supplemental Indenture, as the case may be.
          11. GOVERNING LAW. THE THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
          12. Counterparts. The Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.
          13. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

          14. Trustee. The recitals contained herein shall be taken as the statements of the Company, the Parent and the Guarantors, and the Trustee assumes no responsibility for their correctness.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

TERRA CAPITAL, INC.
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

TERRA INDUSTRIES INC.
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

BEAUMONT AMMONIA INC.
BEAUMONT HOLDINGS CORPORATION
BMC HOLDINGS INC.
PORT NEAL CORPORATION
TERRA CAPITAL HOLDINGS, INC.
TERRA ENVIRONMENTAL TECHNOLOGIES INC.
TERRA GLOBAL HOLDING COMPANY INC.
TERRA INTERNATIONAL, INC.
TERRA INTERNATIONAL (OKLAHOMA) INC.
TERRA INVESTMENT FUND LLC
TERRA INVESTMENT FUND II LLC
TERRA METHANOL CORPORATION
TERRA NITROGEN CORPORATION
TERRA REAL ESTATE CORP.
TERRA (U.K.) HOLDINGS INC.
TERRA MISSISSIPPI HOLDINGS CORP.
TERRA MISSISSIPPI NITROGEN, INC.
TERRA HOUSTON AMMONIA, INC.
TERRA NITROGEN GP HOLDINGS, INC.

By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Acting in the capacities identified on Appendix I hereto with respect to each of the Guarantors

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

APPENDIX I

Subsidiaries of the Company	Position of John W. Huey
Beaumont Ammonia Inc.	Vice President and Corporate Secretary
Beaumont Holdings Corporation	Vice President and Corporate Secretary
BMC Holdings Inc.	Vice President and Corporate Secretary
Port Neal Corporation	Vice President and Corporate Secretary
Terra Capital Holdings, Inc.	Vice President and Corporate Secretary
Terra Environmental Technologies Inc.	Vice President and Corporate Secretary
Terra Global Holding Company Inc.	Vice President and Corporate Secretary
Terra International, Inc.	Vice President and Corporate Secretary
Terra International (Oklahoma) Inc.	Vice President, General Counsel and Corporate Secretary
Terra Investment Fund LLC	Vice President, General Counsel and Corporate Secretary of Terra International, Inc.
Terra Investment Fund II LLC	Vice President, General Counsel and Corporate Secretary of Terra International, Inc.
Terra Methanol Corporation	Vice President and Corporate Secretary
Terra Nitrogen Corporation	Vice President and Corporate Secretary
Terra Real Estate Corp.	Vice President and Corporate Secretary
Terra (U.K.) Holdings Inc.	Vice President, General Counsel and Corporate Secretary
Terra Mississippi Holdings Corp.	Vice President
Terra Mississippi Nitrogen, Inc.	Vice President and Corporate Secretary
Terra Houston Ammonia, Inc.	Vice President, General Counsel and Corporate Secretary
Terra Nitrogen GP Holdings, Inc.	Vice President and Corporate Secretary